UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 17, 2009

FUND.COM INC.
(Exact name of registrant as specified in its charter)

Delaware	333-121764	30-0284778
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 Wall Street, 20th Floor
New York, New York 10005
(Address of Principal Executive Offices)

212-618-1633
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)          On February 17, 2009, the Company accepted the resignation of Raymond Lang, effective as of February 12, 2009, from the Board of Directors and from the office of President of the Company.  He also resigned from his positions with the Company’s subsidiaries. Mr. Lang did not resign in connection with any disagreement with the Company or its management.

Mr. Lang is party to that certain Employment Agreement as disclosed in the Company’s Form 8-K filed on February 7, 2008 and incorporated herein by reference, as amended by Amendment No. 1 thereto as disclosed in the Company’s Form 8-K filed August 7, 2008 and incorporated herein by reference.  In connection with his separation from the Company, Mr. Lang entered into a release agreement that provides him with compensation substantially equivalent to the compensation he would have been entitled to receive under the Employment Agreement if he had been terminated without cause, including cash payments equal to 9 months’ base salary   In addition, the release agreement extends the time that Mr. Lang has to exercise his vested  options until the first anniversary of his separation.

Effective February 20, 2009, Michael Hlavsa and Darren Rennick have also resigned from the Board of Directors of the Company.  Neither Mr. Hlavsa nor Mr. Rennick is resigning from the offices they hold with the Company or its subsidiaries.  Neither Mr. Hlavsa nor Mr. Rennick resigned from the Board of Directors in connection with any disagreement with the Company or its management.

In conjunction with the resignations of Messrs Lang, Hlavsa and Rennick, the Board will decrease its size from nine members to six members.  The Board believes that this reduction in size is appropriate to reflect the corporate governance responsibilities and obligations of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    FUND.COM INC.

Date: February 20, 2009                                                                                              By:  /s/ Gregory Webster
Name: Gregory Webster
Title: Chief Executive Officer

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